Exhibit 10.2

Amendment No. 2 to Retention Bonus Plan

AMENDMENT NUMBER 2

TO THE

GYRODYNE LLC RETENTION BONUS PLAN

WHEREAS, Gyrodyne Company of America, Inc. (“Gyrodyne Company”) established the Gyrodyne Company of America, Inc. Retention Bonus Plan (the “Retention Bonus Plan” or the “Plan”), effective as of May 30, 2014, the date it was approved by the Board of Directors of Gyrodyne Company (the “Board”); and

WHEREAS, Gyrodyne LLC (“Gyrodyne”),is the surviving entity in the merger of Gyrodyne Company of America, Inc. (the “Corporation”) and Gyrodyne Special Distribution, LLC (“GSD”) with and into Gyrodyne, LLC (the “Merger”), effective August 31, 2015; and

WHEREAS, the Retention Bonus Plan was amended and restated by Gyrodyne effective as of May 24, 2016; and

WHEREAS, Amendment Number 1 to the Plan was executed to provide that land development costs incurred on a property since the date of the appraisal designated therein shall be added to the appraised value for the property in calculating appreciation (gross sales price minus appraised value) for the purpose of determining the Bonus Pool; and

WHEREAS, Amendment Number 1 to the Plan also provided that each of the ten buildings in the Port Jefferson Professional Park shall be treated as a “property”, so that a Participant’s right to bonus payment on the sale of a Port Jefferson building shall vest on, and payments to the Bonus Pool may be made shortly following the closing of the sale of that building; and

WHEREAS, no Participants in the Plan, including active employees and members of the Board of Directors (the “Board”), are currently vested in any benefits under the Plan; and

WHEREAS, Gyrodyne wishes each of the post subdivision lots at Flowerfield and Cortlandt Manor to be treated as a “property” so that a Participant’s right to a bonus payment on the sale of a lot shall vest on, and payments to the Bonus Pool may be made shortly following the closing of the sale of such lots; and

WHEREAS, Gyrodyne wishes to provide that Board members and employees shall be eligible to receive payments under the Plan in the event of a separation from service as a result of death, Disability and any involuntary separations from service without “Cause”; and

WHEREAS, all changes are deemed to be appropriate to encourage Participants to remain employed or to continue to serve as Board members through the date of the sale of various properties; and

WHEREAS, employee Participants shall not receive any benefits in the event of a termination for Cause or a voluntary separation from service other than Disability or resignation following a substantial reduction in compensation or conversion from full time to part time status, thereby retaining a “substantial risk of forfeiture”, as defined under Section 409A of the Internal Revenue Code (the “Code”) for employee Participants; and

WHEREAS, Board members shall not receive any benefits in the event of a termination for Cause or a voluntary separation from service from the Board other than Disability or resignation following a substantial reduction in director fees, thereby retaining a “substantial risk of forfeiture”, as defined under Section 409A of the Code for Board member Participants; and

WHEREAS, Gyrodyne wishes to also require a specific Internal Rate of Return (“IRR”) on the sale of any properties following a separation from service, and to require such sales to occur within 3 years following a separation from service to receive any future payments, to help preserve the exemption from Code Section 409A for the Plan; and

WHEREAS, Gyrodyne also wishes to clarify certain expenses that shall be included in all development costs, as provided for in the Plan; and

WHEREAS, Gyrodyne retains the authority, under Section 9.5 of the Plan, to periodically amend the Plan.

NOW, THEREFORE, effective as of February 1, 2018, the Plan shall be amended as follows:

1.	Definitions. The following terms shall have the following meanings or amended meanings:

a.	Section 2.1, “Adjusted Appraised Value” of a Property shall include the following new sentence:

“For purposes of clarity, the term “land development and other costs” shall include the following: Costs (excluding all indirect costs) incurred by third parties for the pursuit of entitlements on the Flowerfield and Cortlandt Manor properties, respectfully. These costs include and are limited to, the acquisition of property, architectural, engineering and related entitlement costs inclusive of consulting costs incurred to prepare and file the subdivision or site application to the respective towns (excluding any joint venture or other transaction related costs or costs not absorbed by Gyrodyne), costs to pursue the opening of the LIRR gate crossing separating the Flowerfield and Stony Brook University property, construction costs and other related soft costs and legal fees in pursuit of such entitlements. Costs exclude capitalized real estate taxes and other costs related to holding but not developing the subject real estate.”

b.	Section 2.21, “Cause” means conduct by a Participant reasonably likely to cause material harm to Gyrodyne that consists of:

(i)	The conviction of any felony, or the entry by a Participant of a plea of guilty or nolo contendere with respect to the foregoing;

(ii)

The commission of any act or failure to act that involves gross negligence, moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement, willful misconduct or unethical business conduct, or that is otherwise materially harmful to Gyrodyne’s business interests or reputation;

(iii)	Any material violation of any written rule or policy of Gyrodyne that is harmful to Gyrodyne’s business interests or reputation;

(iv)

Any refusal, or repeated failure to substantially perform any duties and obligations as an employee or a Board member (other than any such failure resulting from incapacity due to physical or mental illness or injury) over a period of not less than 30 days after a demand for substantial performance is delivered by Gyrodyne;

(v)	Any willful failure to abide by any lawful directive of the Board or its duly appointed designee.

c.

Section 2.22, “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Committee. The determination of whether a Participant is disabled shall be determined by the Committee, in its sole discretion, but subject to the provisions of Section 409A.

d.	Section 2.23, “Internal Rate of Return” means an amount limited to 4% of the Adjusted Appraised Value plus any incurred land development and other costs.

2.            Vesting. Article IV, Vesting, shall be amended to add the following new paragraph:

“In the event of death or Disability of an employee or a Board member, a voluntary termination following a substantial reduction in compensation or Board fees (deemed to be an involuntary termination), or a mutually agreed separation from the Board to “right size” the Board, or in the event of an involuntary termination without Cause, such Participants shall be entitled to a future benefit to be paid in accordance with the provisions of Plan only if the following requirements are satisfied:

a.	A property is sold within a period of 3 years following the date of a Participant’s separation from service with Gyrodyne or the Board for any of the above reasons; and

b.

The property is sold with an Internal Rate of Return (“IRR”) equal to at least 4% of the value of the property as determined under the annual appraisals obtained effective as of each December 31 (the “Valuation Date”), and measured from the earlier of the December 31 Valuation Date preceding the date of death, or Disability, or the Participant’s separation from service or separation from the Board.

3.

Reduction in Benefits After Vesting. To the extent that a Participant is vested in their benefits following a separation from service, the amount to be paid to a Participant shall be reduced by a fraction measured from June 1, 2014 when the Plan was established, whereby the numerator is the number of full months measured from June 1, 2014 when the Plan was established, until the date of termination; and the denominator is the number of full months measured from June 1, 2014, the date of establishment of the Plan, until the date the property is sold. The effect of this fraction shall be to compensate a Participant for the full value of the property sold, but to reduce the benefit by the period of time during which a Participant is not employed or a Board member. This reduction is clarified in the attached Exhibit C. (Exh-C-Ret-Bon-Plan) The above reductions shall occur regardless of the reason for any separation from service.

4.

Revised Exhibit B. Members of the Board already have a “specific percentage” of the Retention Bonus Pool allocated to each Director on an individual basis. Attached is a revised Exhibit B providing for specific employee bonus percentages that shall apply for any sales on or after February 1, 2018, subject to the provisions of the Plan and this Amendment. (Exh-B-Ret-Bon-Plan-rev)

IN WITNESS WHEREOF, this Amendment Number 2 to the Gyrodyne LLC Retention Bonus Plan is executed the 30th day of January, 2018.

GYRODYNE LLC BY: /s/ Gary Fitlin Gary Fitlin President and Chief Executive Officer

January 30, 2018

EXHIBIT B

GYRODYNE, LLC

BOARD OF DIRECTORS – EMPLOYEE BONUS PERCENTAGES

Board Members/Employees	Bonus Pool Percentage
Board Members
Paul Lamb, Chairman	15.00%
Richard Smith	10.00%
Ronald Macklin	10.00%
Philip Palmedo	10.00%
Elliot Levine	10.00%
Nader Salour	10.00%
Subtotal	65.00%

Employees
Gary Fitlin	15.474%
Peter Pitsiokos	13.926%
Patricia Lara	0.75%
Dawn Ibraham	3.10%
Subtotal	33.250%

Officer Discretionary Amount	1.750%

Total	100.00%

Notes:

1.	An amount equal to 95% of the bonuses payable to employees, of the 35% total allocation to employees, has been allocated above and is vested.

2.	An amount equal to 5% of the 35% allocation to employees is vested, but not allocated, and will be paid to Fitlin and/or Pitsiokos, within the discretion of the Board.

January 30, 2018

EXHIBIT C

CALCULATION OF

REDUCTION OF BENEFITS FOR SEPARATION OF SERVICE

PRIOR TO SALE

The following Example illustrates the intent of Item 3 of Amendment Number 2 to the Retention Bonus Plan:

1.	Original Plan was approved May 30, 2014, effective as of June 1, 2014.

2.	Assume T1 is June 1, 2014.

3.	Assume an employee separates from service on June 1, 2018; T2 = 48 (number of months between June 1, 2018 and June 1, 2014).

4.	Assume a property is sold December 31, 2018 = T3 = 55 (55 months between T1 and T3).

5.	The termed employee shall receive 87.27% (48/55) of any expected Bonus.

January 30, 2017